Grayscale Future of Finance ETF

August 28, 2023

Dear Shareholder,

As you may know, you are a valued investor in the Grayscale Future of Finance ETF (“GFOF”). The Special Meeting of Shareholders for GFOF has been adjourned until September 12, 2023. A number of your fellow shareholders have already voted in support of the new investment sub-advisory agreement.

Please note that some of your fellow shareholders initially thought their financial advisor would vote on their behalf. Upon learning their shares could only be voted IF they themselves voted, shareholders took a few minutes to ensure their shares were represented by voting. Your vote does count.

Please take a few minutes to sign, date and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet. Once we have received your vote, you should not receive any further communications encouraging you to vote.

Vote by Phone by calling 1-866-839-1852 and speaking with a proxy voting specialist today.  Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali Fund Solutions (“MSFS”) at 1 (866)-839-1852. Please note that an MSFS representative may call you to assist you in voting. For more information, please refer to the proxy statement.

Thank you,

/s/ Joshua J. Hinderliter

JOSHUA J. HINDERLITER

Secretary

ETF Series Solutions